Exhibit 10.21

CREDIT AGREEMENT

among

HADRON, INC.

as Borrower

SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO

as Subsidiary Guarantors

and

BANK OF AMERICA, N.A.

as Lender

November 2, 2001

TABLE OF CONTENTS

i

ii

iii

THIS CREDIT AGREEMENT (this “Agreement”), dated as of November 2, 2001 is by and among HADRON, INC., a New York corporation (the “Borrower”), and the subsidiaries of the Borrower identified on the signature pages hereto and such other subsidiaries of the Borrower as may from time to time become a party hereto (the “Subsidiary Guarantors”), and BANK OF AMERICA, N.A., a national banking association (the “Lender”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lender extend credit to it in order to enable it to borrow on a committed revolving credit basis from and after the date hereof and at any time and from time to time prior to the Revolving Credit Facility Maturity Date (as hereinafter defined) in an aggregate principal amount not to exceed Four Million and 00/100 Dollars ($4,000,000.00) at any time outstanding; and

WHEREAS, the Borrower has requested that the Lender extend credit to it in order to enable it to borrow on a term loan basis in an aggregate amount not to exceed Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00); and

WHEREAS, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

1.   DEFINITIONS; CONSTRUCTION.

1.1.   Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

“Affiliate” of a Person (the “Specified Person”) shall mean (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a), and (c) for each individual who is an Affiliate of the Specified Person within the meaning of the foregoing clause (a) or (b), any spouse or direct lineal descendant of such Affiliate. For purposes of the preceding sentence, “control” of a Person shall mean (x) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (y) in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, ten percent (10%) or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, ten percent (10%) or more of any class of equity interest).

“Applicable Margin” for purposes of calculating the interest on each Loan, the Letter of Credit Fee and the Revolving Unused Fee, for any day shall mean the applicable percentage, as set forth on the Pricing Grid, corresponding to the Total Funded Debt to EBITDA ratio in effect as of the most recent Calculation Date. The initial Applicable Margins shall be based on Pricing Level III until the first Applicable Percentage Change Date for the Calculation Date occurring on December 31, 2001. Thereafter, determination of the appropriate Applicable Margins based on the Total Funded Debt to EBITDA ratio shall be made on each Calculation Date upon receipt by the Lender of the Required Financial Information for such Calculation Date. The Total Funded Debt to EBITDA ratio in effect as of a Calculation Date shall establish the Applicable Margins that shall be effective as of the date designated by the lender as the Applicable Margin Change Date. The Lender shall determine the Applicable Margins as of the Calculation Date occurring on December 31, 2001 and on each Calculation Date thereafter and shall promptly notify the Borrower of the Applicable Margins so determined and of the Applicable Margin Change Date. Such determinations by the Lender of the Applicable Margins shall be conclusive absent demonstrable error. If the Borrower fails to provide the Required Financial Information for a Calculation Date to the Lender, the Applicable Margins shall be based on Pricing Level IV as set forth in the Pricing Grid until such time as the Required Financial Information is provided whereupon the Pricing Level shall be determined by the then current Total Funded Debt to EBITDA ratio.

“Applicable Margin Change Date” shall mean, with respect to the Calculation Date occurring on December 31, 2001 and any Calculation Date thereafter, a date designated by the Lender that is not more than five (5) Business Days after receipt by the Lender of the Required Financial Information for such Calculation Date.

“Approved Subordination Agreement” shall mean any agreement pursuant to which any indebtedness of any Credit Party is specifically subordinated in right of payment to the prior payment of the obligations of the Credit Parties under this Agreement and the other Loan Documents.

“Assignment of Claims Act” shall mean the federal Assignment of Claims Act of 1940, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

“Autoborrow Service Agreement” shall have the meaning set forth in Section 2.4(b).

“Borrowing Base” shall have the meaning set forth in Section 2.15(a).

“Borrowing Base/Non-Default Certificate” shall have the meaning set forth in Section 2.15(b).

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Virginia or other day on which banking institutions are authorized or obligated to close in McLean, Virginia.

“Calculation Date” shall mean the last day of each fiscal quarter of the Borrower.

“Capital Expenditures” shall mean, for any period and with respect to any Person, all expenditures during such period by such Person which would be classified as capital expenditures in accordance with GAAP or are made in property which are the subject of a Synthetic Lease to which such Person becomes a lessee party during such period.

“Capitalized Lease” shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and “Capitalized Lease Obligation” of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

“Cash Equivalent Investments” shall mean any of the following: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of one year from the date of acquisition, (b)commercial paper maturing not in excess of one hundred eighty (180) days from the date of acquisition and rated “P-1” by Moody’s Investors Service or “A-1” by Standard & Poor’s Corporation on the date of acquisition, and (c) the following obligations of any domestic commercial bank having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of one (1) year from the date of acquisition, or (ii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the type referred to in clause (a) above. In no event shall any investment as to which a Borrower is an issuer or a direct or indirect obligor be deemed a Cash Equivalent Investment.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

“Change of Control” shall mean the occurrence of any of the following events: (i) after the Closing Date, Jon Stout, or Jon Stout and any other Person or Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in his or their acquisition of or control over, voting stock of the Borrower (or other securities convertible into such voting stock) representing 50% or more of the combined voting power of all voting stock of the Borrower, (ii) after the Closing Date, any Person (other than Jon Stout) or two or more Persons (other than Jon Stout) acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Borrower (or other securities convertible into such voting stock) representing 25% or more of the combined voting power of all voting stock of the Borrower, or (iii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Closing Date” shall mean the date of the first Loan hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” shall mean the property from time to time subject to or intended by the parties to be subject to the Liens of the Security Documents.

“Commitments” of the Lender shall mean, collectively, the Revolving Credit Facility Commitment and the Term Loan Commitment.

“Controlled Group Member” shall mean each trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Section 4001(a)(14) or 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Credit Party” shall mean each of the Borrower and the Subsidiary Guarantors.

“Default” shall mean any event or condition which constitutes an Event of Default or with notice or the passage of time or both would, unless cured or waived, constitute an Event of Default.

“Department of Justice Debt” shall mean the obligations for the payment of money by the Borrower or any of its Subsidiaries under that certain Settlement Agreement effective as of July 12, 1994 between Analex Corporation, Xanalex Corporation and Analex Systems, Inc., and the United States of America, as amended by the First Modification to Settlement Agreement entered into August 30, 1999.

“Dollar,” “Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“EBITDA” for any period shall mean the net earnings (or loss) after taxes of the Borrower for such period, (a) plus the sum of (i) the Interest Expense of the Borrower for such period to the extent deducted in calculating net earnings for such period, (ii) all charges against income for foreign, federal, state and local income taxes of the Borrower for such period, to the extent deducted in calculating net earnings for such period, (iii) the aggregate depreciation expense of the Borrower for such period, (iv) the aggregate amortization expense of the Borrower for such period, (v) losses from discontinued operations and extraordinary items and (vi) all other non-cash charges deducted in determining such net earnings, (b) minus the sum of (i) income from discontinued operations and extraordinary items and (ii) all non-cash items (other than accrual basis revenues) included in determining such net earnings, all as determined on a consolidated basis in accordance with GAAP.

“Eligible Billed Receivables” shall mean all rights to payment due to the Borrower which (a) constitute an “account” as defined in the Uniform Commercial Code as in effect in the applicable jurisdiction; (b) represent amounts due and owing (i) for products actually delivered or services actually performed or rendered by or on behalf of the Borrower pursuant to a written contract or written agreement now or hereafter entered into by the Borrower and a Person which is not an Affiliate of the Borrower, or (ii) as interim billings or progress payments in accordance with fixed price contracts between the Borrower and a Person which is not an Affiliate of the Borrower; (c) have been properly billed; (d) arise in the ordinary course of the Borrower’s business; (e) are not subject to any defense, set-off or counterclaim; and (f) are not Ineligible Receivables.

“Eligible Unbilled Receivables” shall mean rights to payment due to the Borrower arising out of work actually performed by the Borrower under Government Contracts which (a) constitute an “account” as defined in the Uniform Commercial Code as in effect in the applicable jurisdiction; (b) are eligible to be billed to the Government in accordance with the applicable Government Contract within thirty (30) days of the “as of” date of the applicable Borrowing Base/Non-Default Certificate (with no additional performance required by any Person, and no condition to payment by the Government other than receipt of an appropriate invoice); (c) have not been billed to the Government solely as a result of timing differences between the date the revenue is recognized on the Borrower’s books and the date the invoice is actually rendered; (d) represent revenue recognized on the books of the Borrower not more than thirty (30) days prior to the “as of” date of the applicable Borrowing Base/Non-Default Certificate; (e) may, in accordance with GAAP, be included as current assets of the Borrower, even though such amounts have not been billed to the Government; and (f) are not Ineligible Receivables.

“Environmental Affiliate” shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

“Environmental Claim” shall mean, with respect to any Person, any action, suit, proceeding, notice, claim, complaint, demand, request for information or other communication (written or oral) against, of or to such Person by or from any other Person (including any Governmental Authority, citizens’ group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

“Environmental Concern Materials” shall mean (a) any explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including any “Hazardous Substance” as defined in CERCLA or any similar state Law), (b) any toxic chemical or other toxic substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

“Environmental Law” shall mean any applicable Law relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, “Environmental Law” shall also include any Governmental

Approval required pursuant to any Environmental Law and the terms and conditions thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“Event of Default” shall mean any of the Events of Default described in Section 7.1.

“Excess Cash Flow” for any period shall mean EBITDA for such period, minus Interest Expense for such period, minus scheduled payments of principal on Indebtedness for such period, minus cash taxes for such period, minus cash Capital Expenditures for such period, minus optional prepayments of principal of the Term Loan for such period, and minus cash bonus payments for such period to employees of the Borrower related to the prospective Expendable Launch Vehicle Integrated Services contract with John F. Kennedy Space Center, NASA as defined in and described in Section 2.2(e) of the Merger Agreement.

“Fixed Charge Coverage Ratio” for any period shall mean the ratio of (a) EBITDA minus Capital Expenditures and cash taxes for such period to (b) Fixed Charges for such period.

“Fixed Charges” for any period shall mean the sum of (a) Interest Expense for such period, plus (b) the aggregate amount of all non-compete payments made by the Borrower for such period, plus (c) without duplication, scheduled payments of principal on Indebtedness and Capitalized Lease Obligations of the Borrower for such period, all as determined on a consolidated basis in accordance with GAAP.

“GAAP” shall have the meaning set forth in Section 1.3.

“Government” shall mean the United States government or any department or agency thereof.

“Government Contracts” shall mean written contracts between the Borrower and the Government.

“Governmental Approval” shall mean any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission,

department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Guaranties” shall have the meaning set forth in Section 4.1(d).

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collections) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be in amount equal to the outstanding principal amount of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable Environmental Law, rule, order or regulation.

“Hazardous Wastes” shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA, or analogous state law, and/or any other applicable Federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

“HMTA” shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.)

“Indebtedness” of a Person shall mean:

(a)  All obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person (other than trade payables and accrued liabilities in the ordinary course);

(b)  All obligations of such Person evidenced by bonds, debentures,

notes or similar instruments;

(c)  All obligations of such Person for the deferred purchase price of property or services;

(d)  All obligations secured by a Lien on property owned by such Person, whether or not assumed (except inchoate Liens securing obligations not yet due and payable); and all obligations of such Person under Capitalized Leases or Synthetic Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease or Synthetic Lease to repossession or sale of such property);

(e)  The face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other payment or monetary indemnification obligations of such Person associated with such letters of credit or draws thereon;

(f)  All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; and

(g)  All obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement.

“Indemnified Parties” shall mean the Lender, its affiliates, and the directors, officers and employees of each of the foregoing.

“Individual Guarantors” shall mean Gerald R. McNichols and J. Richard Knop.

“Individual Guaranty” shall have the meaning set forth in Section 4.1(d).

“Ineligible Receivables” shall mean all receivables which are (a) evidenced by a promissory note or similar instrument, unless such note or instrument is endorsed in blank or to the order of the Lender and delivered to the Lender; (b) owed or payable by an account debtor who is more than ninety (90) days past due in the payment of fifty percent (50%) or more of the aggregate balance due from such account debtor to the Borrower (c) owed or payable by an account debtor other than the Government or a prime contractor under a contract with the Government with respect to which the Borrower is a subcontractor (including the Affiliates of such account debtor) whose accounts constitute more than 25% of the total accounts of the Borrower, to the extent of such excess; (d) owed or payable by an account debtor that is an Affiliate, stockholder or employee of the Borrower; (e) owing from any Person that is the subject of any (i) suit, lien, levy or judgment which could reasonably be expected to affect the collectability of said account(s), or (ii) bankruptcy, insolvency or similar process or proceeding; (f) accounts owing from foreign account debtors; (g) unbilled as a result of cost variances, retainage provisions, “milestone” requirements or any other reason, except for timing differences; (h) bonded; or (i) deemed ineligible by the Lender, in its reasonable discretion.

“Intercompany Debt” shall mean any indebtedness which is owing by a Credit Party to another Credit Party.

“Interest Expense” for any period shall mean the total cash interest expense of the Borrower (including amortization of deferred financing fees, premiums or interest rate protection agreements and original issue discounts) for such period determined in accordance with GAAP.

“Law” shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority with applicable jurisdiction.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, each and all of the standby letters of credit issued pursuant to this Agreement.

“Letter of Credit Application” shall have the meaning assigned to such term in Section 2.21 of this Agreement.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.16(c).

“Letter of Credit Obligations” shall mean, at any particular time, the aggregate amount of all liabilities of the Borrower with respect to Letters of Credit, whether or not such liability is contingent, including (without duplication) the sum of (a) the aggregate amount of Letter of Credit Undrawn Availability then outstanding, and (b) the aggregate amount of all unpaid Letter of Credit Reimbursement Obligations.

“Letter of Credit Reimbursement Obligation” with respect to a Letter of Credit means the obligation of the Borrower to reimburse the Lender for Letter of Credit Unreimbursed Draws, together with interest thereon.

“Letter of Credit Undrawn Availability” with respect to a Letter of Credit at any time shall mean the maximum amount available to be drawn under such Letter of Credit at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.

“Letter of Credit Unreimbursed Draws” with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by the Lender under such Letter of Credit, to the extent not repaid by the Borrower.

“LIBOR Rate” on any date shall mean the rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate page 3750 (or any successor page) as the one (1) month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second Business Day preceding such date, as adjusted from time to time in the Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If for any reason such rate is not available, the term “LIBOR Rate” shall mean the rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO page as the one (1) month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time), on the second Business Day preceding such date, as adjusted from time to time in Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates. For purposes of determining the interest rate applicable to the Revolving Credit Facility Loans, any change in the interest rate, by virtue of the LIBOR Rate as a component of the interest rate, shall take effect two Business Days after the date of the change in the LIBOR Rate as indicated on Telerate Page 3750 or Reuters Screen LIBO page, as the case may be. For purposes of determining the interest rate applicable to the Term Loan, the LIBOR Rate indicated on Telerate Page 3750 or Reuters Screen LIBO page, as the case may be, two Business Days before the first Business Day of each month shall be in effect on the first Business Day of such month and shall remain fixed as a component of the interest rate through and including the last day before the first Business Day of the next following month.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” shall mean any loan by the Lender to the Borrower under this Agreement, and “Loans” shall mean all loans made by the Lender under this Agreement.

“Loan Documents” shall mean this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Guaranties, the Subordination Agreements and all other agreements and instruments extending, renewing, refinancing or amending any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

“Material Adverse Effect” shall mean: (a) a material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, or (b) a material adverse effect on the ability of any Credit Party to perform or comply with any term or condition of any Loan

Document, or (c) a material adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of the Lender to enforce any provision, rights or remedies under or in connection with any Loan Document.

“Material Contract” shall mean a Government Contract and/or other contract or agreement of the Borrower for a term greater than six (6) months and involving an amount in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00).

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated October 31, 2001 among Analex Corporation, the Sellers identified on Exhibit A attached thereto, Analex Corporation Employee Stock Ownership Plan and Trust and Borrower.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any Controlled Group Member has or had an obligation to contribute.

“Net Value” shall have the meaning set forth in Section 2.15(a).

“Net Worth” shall mean the Borrower’s total assets (including leaseholds and leasehold improvements and reserves against assets) less total liabilities (including accrued and deferred income taxes).

“Note” or “Notes” shall mean the Revolving Credit Facility Note or the Term Note, as the case may be.

“Obligations” shall mean all indebtedness, obligations and liabilities of the Credit Parties to the Lender from time to time arising under or in connection with or evidenced or secured by this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, all Letter of Credit Obligations, interest, fees, indemnities or obligations respecting expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals. refinancings and amendments thereof, whether or not such Loans were made or Letters of Credit issued in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lender to lend. The term “Obligations” shall include all obligations of the Borrower under any Swap Contract. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

“Pension Plan” and “Pension Plans” shall have the meanings set forth in Section 3.11.

“Pension-Related Event” shall mean any of the following events or conditions:

(a)  Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA), or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

(b)  The PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

(c)  Any Reportable Event occurs with respect to a Plan;

(d)  Any action occurs or is taken which would reasonably be expected to result in the Borrower or any Controlled Group Member becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including seller liability incurred under Section 4204(a)(2) of ERISA), or the Borrower or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability;

(e)  (i)  There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or the Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan, or (iii) the Borrower or any Controlled Group Member fails to pay the PBGC premium with respect to a Plan when due and it remains unpaid for more than thirty (30) days thereafter; or

(f)  There occurs any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving a Plan.

“Permitted Liens” shall have the meaning set forth in Section 6.4.

“Person” shall mean an individual, corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

“Plan” shall mean (a) any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower or any Controlled Group Member is or has been within the preceding five years a “contributing sponsor” within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Borrower or any Controlled Group Member and (b) any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan which is subject to Title I of ERISA by reason of Section 4 of ERISA and is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code), of which the Borrower or any Controlled Group Member is or has been within the preceding five years an employer liable for contributions within the meaning of Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or which is or has been within the preceding five years maintained for employees of the Borrower or any Controlled Group Member.

“Pledge Agreement” shall have the meaning set forth in Section 4.1(c).

“Pricing Grid” shall mean the pricing grid attached hereto as Exhibit C.

“Prime Rate” shall mean the rate of interest publicly announced from time to time by the Lender as its Prime Rate (the “Index”). The Prime Rate is set by the Lender based on various factors, including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Lender’s Prime Rate. The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this Agreement, the Lender may designate a substitute index after notifying the Borrower. The Lender will tell the Borrower the current Index rate upon the Borrower’s request.

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et. seq.)

“Regular Interest Payment Date” shall mean the first day of each calendar month after the date hereof.

“Regular Term Loan Principal Payment Date” shall mean the first day of each calendar month after the date hereof.

“Releases” shall have the meaning set forth in Section 3.12.

“Relevant Date” shall have the meaning set forth in Section 1.3.

“Reportable Event” shall mean (a) a reportable event described in Section 4043 of ERISA and regulations thereunder, (b) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (c) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4068(f) of ERISA, or (d) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).

“Required Financial Information” shall mean, with respect to the applicable Calculation Date, (i) the financial statements of the Borrower required to be delivered pursuant to Section 5.1(a) or (b) for the fiscal period or quarter ending as of such Calculation Date, and (ii) the Compliance Certificate required by Section 5.1(e) to be delivered with the financial statements described in clause (i) above.

“Responsible Officer,” in the case of the Borrower, shall mean the Chief Executive Officer, Chief Operating Officer, Vice President of Finance or Chief Financial Officer of the Borrower.

“Revolving Credit Facility Available Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Facility Commitment” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Facility Loans” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Facility Maturity Date” shall mean April 30, 2003.

“Revolving Credit Facility Note” shall mean the promissory note of the Borrower executed and delivered under Section 2.1(c), together with all extensions, renewals, refinancings or amendments thereof in whole or part.

“Revolving Unused Fee” shall have the meaning set forth in Section 2.3.

“Security Agreement” shall have the meaning set forth in Section 4.1(b).

“Security Document” shall mean each of the Security Agreement, the Pledge Agreement and all other agreements creating a Lien on any Person’s property to secure the Obligations.

“Senior Debt” shall mean the aggregate outstanding principal amount of all Indebtedness (excluding (i) Indebtedness subordinated in right of payment pursuant to an Approved Subordination Agreement and (ii) Indebtedness consisting of obligations described in item (g) of the definition of Indebtedness), plus the outstanding principal amount of the Department of Justice Debt, provided, however, the Department of Justice Debt shall be excluded from Senior Debt at such time as it becomes subordinated in right of payment pursuant to an Approved Subordination Agreement.

“Solvent” means, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in, and is not about to engage in, a business or transaction for which such Person’s property constitutes or would constitute unreasonably small capital, and (e) such Person is not otherwise insolvent as defined in, or otherwise in a condition which would render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors’ rights (including, but not limited to, the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

“Stock Payment” by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

“Subordination Agreements” shall have the meaning set forth in Section 4.1(e).

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not, at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

“Subsidiary Guarantors” shall have the meaning set forth in the preamble to this Agreement.

“Subsidiary Guaranty” shall have the meaning set forth in Section 4.1(d).

“Swap Contract” shall mean any document, instrument or agreement between the Borrower and the Lender or any affiliate of the Lender, now existing or entered into in the future, relating to an interest rate swap transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.

“Synthetic Lease” shall mean any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where the transaction is considered Indebtedness for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Taxes” shall have the meaning set forth in Section 2.13(a).

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall have the meaning set forth in Section 2.2(a).

“Term Loan Maturity Date” shall mean October 31, 2006.

“Term Loan Note” shall mean the promissory note of the Borrower executed and delivered under Section 2.2(c), together with all extensions, renewals, refinancings or amendments thereof in whole or part.

“Total Funded Debt” shall mean all Indebtedness (excluding Indebtedness consisting of obligations described in item (g) of the definition of Indebtedness), plus contingent and unconditional earn-out liabilities and contingent and unconditional non-compete liabilities, excepting any cash bonus payments to employees of the Borrower related to the prospective Expendable Launch Vehicle Integrated Services contract with John F. Kennedy Space Center, NASA as defined in and described in Section 2.2(e) of the Merger Agreement until such cash bonus payments are earned.

1.2.   Construction.

Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and the terms “property” and “assets” include all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed, now existing or hereafter acquired. References in this Agreement to “determinations”(and similar terms) by the Lender mean and include good faith determinations or estimates by the Lender (in the case of quantitative determinations) and good faith determinations or beliefs by the Lender (in the case of qualitative determinations), and references to “conclusive” determinations by the Lender shall mean determinations by the Lender, as the case may be, which are made in good faith and absent manifest error. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “includes” and “including” (and similar terms) in this Agreement mean “includes without limitation” and “including without limitation,” respectively (and similarly for similar terms). The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified. Each annex, exhibit and schedule to this Agreement constitutes part of this Agreement. Each of the covenants, terms and provisions of this Agreement is intended to have, and shall have, independent effect, and compliance with any particular covenant, term or provision shall not constitute compliance with any other covenant, term or provision.

1.3.   Accounting Principles.

(a)  As used herein, “GAAP” shall mean generally accepted accounting principles in the United States, as such principles shall be in effect at the Relevant Date. As used herein, “Relevant Date” shall mean the date a relevant computation or determination is or was to be made or the date of relevant financial statements, as the case may be.

(b)  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

2.   THE FACILITIES.

2.1.   Revolving Credit Facility.

(a)  Revolving Credit Facility Commitment.    Subject to the terms and conditions and relying upon the representations and warranties of the Borrower herein set forth, the Lender agrees (such agreement being herein called the Lender’s “Revolving Credit Facility Commitment”) to make loans (the “Revolving Credit Facility Loans”) to the Borrower at any time or from time to time on or after the date hereof and to but not including the Revolving Credit Facility Maturity Date, subject, however, to the conditions that the aggregate principal amount of all Revolving Credit Facility Loans and all Letter of Credit Obligations at any time outstanding shall not exceed the lesser of (i) Four Million and 00/100 Dollars ($4,000,000.00), and (ii) the Borrowing Base at such time (the lesser of the amounts described in the foregoing clauses (i) and (ii) being referred to herein as the “Revolving Credit Facility Available Amount”). Notwithstanding anything herein to the contrary, the aggregate outstanding principal amount of all Revolving Credit Facility Loans and all Letter of Credit Obligations, plus the outstanding principal amount of the Term Loan shall not exceed the Borrowing Base.

(b)  Nature of Credit.    Within the limits of time and amount set forth in this Section 2.1, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Facility Loans hereunder.

(c)  Revolving Credit Facility Note.    The obligation of the Borrowers to repay the unpaid principal amount of the Revolving Credit Facility Loans made by the Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower dated the Closing Date (the “Revolving Credit Facility Note”), in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of the Lender in a face amount of Four Million and 00/100 Dollars ($4,000,000.00).

(d)  Loan Account.    The Lender will establish and maintain a loan account on its books (the “Loan Account”) to which the Lender will (i) debit (A) the principal amount of each advance of the Revolving Credit Facility Loans made by the Lender hereunder as of the date made, (B) the amount of any interest accrued on the Revolving Credit Facility Loans as and when due, and (C) any other amounts due and payable by the Borrower to the Lender from time to time under the provisions of this Agreement in connection with the Revolving Credit Facility Loans, including enforcement costs, fees, late charges, and service, collection and audit fees, as and when due and payable, and (ii) credit all payments made by the Borrower to the Lender on account of the Revolving Credit Facility Loans as of the date made, including funds credited to the Loan Account from the Collateral Account (as defined in the Security Agreement). All credit entries to the Loan Account are conditional and shall be readjusted as of the date made if final and indefeasible payment is not received by the Lender in cash or solvent credits. Any and all periodic or other statements or reconciliations, and the information contained in those statements or reconciliations, of the Loan Account shall be presumed conclusively to be correct, and shall constitute an account stated between the Lender and the Borrower unless the Lender receives specific written objection thereto from the Borrower within thirty (30) Business Days after such statement or reconciliation shall have been sent by the Lender.

(e)  Maturity.    To the extent not due and payable earlier, the Revolving Credit Facility Loans shall be due and payable on the Revolving Credit Facility Maturity Date.

(f)  Termination; Reduction of the Revolving Credit Facility Committed Amounts.    The Borrower may terminate the Lender’s obligation to make Revolving Credit Facility Loans; provided that the Borrower shall have provided written notice thereof to the Lender at least five (5) Business Days prior to the termination date. On the termination date, the principal amounts of all Revolving Credit Facility Loans, together with interest on each such principal amount and any fees or expenses owed to the Lender to such date, shall be due and payable and all Letter of Credit Obligations shall be satisfied. The Borrower may from time to time prior to the Revolving Credit Facility Maturity Date reduce the Revolving Credit Facility Committed Amount of the Lender to an aggregate amount not less than the sum of the unpaid principal amount of the Revolving Credit Facility Loans then outstanding plus the principal amount of all Revolving Credit Facility Loans not yet made as to which notice has been given by the Borrower plus all Letter of Credit Obligations; provided that there shall be no Default. Reduction of the Revolving Credit Facility Committed Amount shall be made by providing not less than five (5) Business Days’ notice (which notice shall be irrevocable) to such effect to the Lender.

2.2.   Term Loan.

(a)  Term Loan Commitment.    Subject to the terms and conditions and relying upon the representations and warranties of the Borrower herein set forth, the Lender agrees (such agreement being herein called the Lender’s “Term Loan Commitment”) to make a loan (the “Term Loan”) to the Borrower on the Closing Date in the amount of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

(b)  Nature of Credit.    The Borrower may not borrow any new amounts or reborrow amounts repaid with respect to the Term Loan.

(c)  Term Loan Note.    The obligation of the Borrower to repay the unpaid principal amount of the Term Loan and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower dated the Closing Date (the “Term Loan Note”), in substantially the form attached hereto as Exhibit B, with the blanks appropriately filled, payable to the order of the Lender in a face amount equal to Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

(d)  Scheduled Amortization; Maturity.    The principal amount of the Term Loan shall be amortized in 60 equal monthly payments of $58,333.33 each. Principal payments on the Term Loan shall be due and payable on each Regular Term Loan Principal Payment Date following the Closing Date. To the extent not due and payable earlier, the Term Loan shall be due and payable on the Term Loan Maturity Date.

2.3.   Fees.

(a)  Revolving Unused Fee.    The Borrower shall pay to the Lender for each day during the period set forth below a commitment fee (the “Revolving Unused Fee”) at a rate per annum equal to the Applicable Margin, multiplied by the following amount: for each day from and including the date hereof to but not including the Revolving Credit Facility Maturity Date, the amount (not less than zero) equal to (i) the Revolving Credit Facility Committed Amount on such day, minus (ii) the aggregate principal amount of all Revolving Credit Facility Loans, plus the aggregate Letter of Credit Obligations on such day. The Revolving Unused Fee shall be due and payable for the preceding period for which such fee has not been paid: (x) on the first Regular Interest Payment Date of each calendar quarter, and (y) on the Revolving Credit Facility Maturity Date.

(b)  Administration Fee.    An administration fee in the amount of Fifteen Thousand Dollars and 00/100 ($15,000.00) shall be paid each year, payable in advance in equal quarterly payments, beginning on the Closing Date and on the first day of each calendar quarter thereafter until the Obligations are paid in full and the Revolving Credit Facility Commitment is terminated.

(c)  Origination Fee.    An origination fee in the amount of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) shall be paid on the Closing Date.

2.4.   Making of Loans.

(a)  Loan Requests.    Whenever the Borrower desires that the Lender make Revolving Credit Facility Loans, the Borrower shall provide notice to the Lender setting forth the following information:

(i)  The date, which shall be a Business Day, on which such proposed Loans are to be made; and

(ii)  The aggregate principal amount of such proposed Loans, which shall be in integral multiples of $50,000.

Unless any applicable condition specified in Article 4 has not been satisfied, on the date specified in such notice the Lender shall make the proceeds of the Loan available to the Borrower requesting such Loan in funds immediately available.

(b)  Automatic Loans.    In addition to the foregoing, the Borrower authorizes the Lender to make Revolving Credit Facility Loans, if all applicable conditions specified in Article 4 have been satisfied, in accordance with the terms of the Automatic Service Agreement between the Borrower and the Lender (the “Autoborrow Service Agreement”).

(c)  Swap Contracts and ACH Transactions.    If the Borrower fails to make a payment to the Lender under a Swap Contract or pursuant to an obligation arising from an ACH Transaction, the Lender may, but is not required to, advance such payment for the account of the Borrower and such advance shall be deemed to be a Revolving Credit Facility Loan. For purposes of this Section 2.4(c), “ACH Transactions” shall mean any transaction involving cash management or related services, including the transfer of funds through an automated clearinghouse by the Lender for the account of the Borrower.

2.5.   Interest Rates.

(a)  LIBOR Rate.    The unpaid principal amount of the Loans shall bear interest for each day until due at the LIBOR Rate plus the Applicable Margin.

(b)  360-Day Year.    All interest payable hereunder shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

2.6.   Intentionally Deleted.

2.7.   Optional Prepayments of Term Loan.

Whenever the Borrower desires to prepay any part of the Term Loan, it shall provide a separate notice setting forth the following information with respect to each sum being prepaid:

(a)  The date, which shall be a Business Day, on which the proposed prepayment is to be made; and

(b)  The principal amount to be prepaid.

Notice having been so provided, on the date specified in such notice, the principal amounts of the Term Loan specified in such notice, together with interest on each such principal amount to such date, shall be due and payable. Any prepayments made with respect to the Term Loan shall be applied in inverse order of maturity. In addition, within five (5) days after demand by the Lender, the Borrower shall pay to the Lender the amount of any Consequential Loss. “Consequential Loss” shall mean such amount as will compensate the Lender for any loss, cost, expense, penalty, claim or liability incurred by it as a result of the prepayment or the failure to make a prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the credit or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing. For purposes of this paragraph, the Lender shall be deemed to have funded the credit by a matching deposit or other borrowing in the applicable interbank market, whether or not the credit was in fact so funded. The Lender shall deliver to the Borrower a certificate as to the amount of the Consequential Loss, which certificate shall be conclusive in the absence of manifest error.

2.8.   Optional Prepayments of Revolving Credit Facility Loans.

The Borrower shall have the right at its option from time to time to prepay the Revolving Credit Facility Loans in whole or part at any time without premium or penalty.

2.9.   Mandatory Prepayments.

(a)  Borrowing Base.    If at any time the aggregate outstanding principal amount of Revolving Credit Facility Loans, plus Letter of Credit Obligations, plus the outstanding principal amount of the Term Loan exceeds the Borrowing Base, the Borrower shall prepay a principal amount of the Loans, in an aggregate amount not less than the amount of such excess, concurrently with the delivery of any Borrowing Base/Non-Default Certificate which shows such an excess. Prepayments required by this Section 2.9 shall be applied as follows: to pay all accrued but unpaid interest on, and then the principal of, the Revolving Credit Facility Loans and then, to pay all accrued but unpaid interest on, and then the principal of, the Term Loan.

(b)  Excess Cash Flow.    Within 120 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2002), the Borrower shall prepay the Term Loan in an aggregate amount equal to 50% of the Excess Cash Flow for such prior fiscal year.

2.10.   Interest Payment Dates.

Interest on the Loans shall be due and payable on each Regular Interest Payment Date. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part shall be due and payable on demand.

2.11.   Payments Generally.

(a)  Payments Generally.    All payments and prepayments to be made by the Borrower in respect of principal, interest, fees, indemnity, expenses or other amounts due from the Borrower hereunder or under any other Loan Document shall be payable in Dollars by 1:00 o’clock p.m., Charlotte time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and, upon any failure to make any such payment when so due and expiration of any applicable cure period with respect to such payment, an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature. Such payments shall be made to the Lender in Dollars in funds immediately available. Any payment or prepayment received by the Lender after 1:00 o’clock p.m., Charlotte time, on any day shall be deemed to have been received on the next succeeding Business Day.

(b)  Interest on Overdue Amounts.    To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum which for each day shall be equal to a rate per annum two percent (2%) above the rate otherwise applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then four percent (4.0%) greater than the Prime Rate).

To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any other Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

(c)  Automatic Debit.    The Borrower has elected to authorize the Lender to effect payment of sums due under this Agreement and the other Loan Documents by means of debiting the Borrower’s account number 4124657128. This authorization shall not affect the obligation of the Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if the Lender fails to debit the account. Without limiting the foregoing, the Borrower has authorized the Lender to effect payment of sums due under this Agreement in connection with the Revolving Credit Facility Loans in accordance with the Autoborrow Service Agreement.

2.12.   Additional Compensation in Certain Circumstances.

Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.    If any Law or guideline or interpretation

or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

(i)  subjects the Lender to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Commitments, the Loans, or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder or under the Notes (except for taxes payable by the Lender based on the overall net income or gross receipts of the Lender imposed by the jurisdictions foreign, federal, state and/or local) in which the Lender’s principal office is located),

(ii)  imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, the Lender (other than requirements expressly included herein in the determination of the LIBOR Rate hereunder),

(iii)  imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, the Lender, or (B) otherwise applicable to the obligations of the Lender under this Agreement, or

(iv)  imposes upon the Lender any other condition or expense with respect to this Agreement, the Notes, the Commitments or its making, maintenance or funding of any Loan, Letter of Credit, or any security for any thereof, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Lender, or, in the case of clause (iii), any Person controlling the Lender, with respect to this Agreement, the Notes, the Commitments or the making, maintenance or funding of any Loan or Letter of Credit, (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Lender’s or controlling Person’s capital, taking into consideration the Lender’s or controlling Person’s policies with respect to capital adequacy) by an amount which the Lender deems to be material, the Lender may from time to time notify the Borrower of the amount determined (using any averaging and attribution methods) by the Lender (which determination shall be conclusive) to be necessary to compensate the Lender for such increase, reduction or imposition. In making any such determination the Lender may take into account any special, supplemental or other nonrecurring items, may apply any averaging or attribution methods, and may make such determination prospectively or retrospectively.

Such amount shall be due and payable by the Borrower to the Lender five Business Days after such notice is given.

2.13.   Taxes.

(a)  Payments Net of Taxes.    All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

(i)  income, gross receipts or franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between Lender and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

(ii)  income, gross receipts or franchise taxes imposed by any jurisdiction in which the Lender’s lending offices which make or book Loans are located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld or deducted from any amounts payable to the Lender under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrower shall send to the Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

(b)  Indemnity.    The Borrower hereby indemnifies the Lender for the full amount of all Taxes attributable to payments by or on behalf of the Borrower hereunder or under any of the other Loan Documents, any Taxes paid by the Lender, any present or future claims, liabilities or losses, including, without limitation, reasonable and documented attorneys’ fees, with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within five (5) days from the date the Lender makes written demand therefor.

(c)  The agreements in this Section 2.13 shall survive the termination of this Agreement and the other Loan Documents, and all other amounts payable hereunder.

2.14.   Intentionally Deleted.

2.15.   Borrowing Base.

(a)  Borrowing Base.    The “Borrowing Base” for the Borrower at any time shall mean the sum, at the date of the most recent Borrowing Base/Non-Default Certificate required to be furnished pursuant to Section 2.15(b), of

(i)  Ninety percent (90%) of the Net Value (as hereinafter defined) of Eligible Billed Receivables representing amounts due and owing from the Government (or from a prime contractor under a contract with the Government with respect to which the Borrower is a subcontractor), which are outstanding less than ninety-one (91) days from the date of original invoice; plus

(ii)  Eighty percent (80%) of the Net Value of Eligible Billed Receivables representing amounts due and owing from domestic account debtors (other than the Government), which are outstanding less than ninety-one (91) days from the date of original invoice; plus

(iii)  The lesser of (A) fifty percent (50%) of the Net Value of Eligible Unbilled Receivables and (B) $1,000,000; plus

(iv)  $2,000,000.

The “Net Value” of an Eligible Billed Receivable or an Eligible Unbilled Receivable shall be its face amount, net of any discount for prompt payment (and net of any other amount representing payment of finance charges, late charges, or interest (however denominated)), and net of any portion thereof which constitutes payment of sales, use or other taxes.

(b)  Borrowing Base/Non-Default Certificates.    On the Closing Date and monthly thereafter the Borrower shall furnish to the Lender a certificate (each, a “Borrowing Base/Non-Default Certificate”) substantially in the form of Exhibit D hereto, appropriately completed and signed by a Responsible Officer of the Borrower and setting forth the information required therein. Borrowing Base/Non-Default Certificates shall be delivered to the Lender within twenty (20) days following the last day of each calendar month or at such other time as the Lender may specify in its sole and absolute discretion.

To the extent that the Borrower is required to deliver a Borrowing Base/Non-Default Certificate on a particular day, the Eligible Billed Receivables and the Eligible Unbilled Receivables reflected on such Borrowing Base/Non-Default Certificate, the Net Values applicable thereto, and the calculations of the Borrowing Base thereunder, shall be determined as of the last day of the month immediately preceding the date of such Borrowing Base/Non-Default Certificate or as of such other date as the Lender may specify. The Borrowing Base determined pursuant to any such Borrowing Base/Non-Default Certificate shall be effective until delivery of a subsequent Borrowing Base/Non-Default Certificate.

2.16.   Letters of Credit.

(a)  General.    Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth, the Lender shall issue for the account of the Borrower Letters of Credit at any time or from time to time on or after the date hereof. The Borrower shall not request any Letter of Credit to be issued (and the Lender shall not be obligated to issue any Letter of Credit) except within the following limitations: on the date of issuance of any Letter of Credit (and after giving effect to such issuance): the sum of the aggregate Letter of Credit Obligations plus the aggregate amount of all Revolving Credit Facility Loans outstanding shall not exceed the Revolving Credit Facility Available Amount.

(b)  Terms of Letters of Credit.    The Borrower shall not request any Letter of Credit to be issued (and the Lender shall not be obligated to issue any Letter of Credit) except within the following limitations: each Letter of Credit (i) shall have an expiration date no later than the earlier of (A) one year from the date of issue and (B) thirty (30) days before the Revolving Credit Facility Maturity Date and (ii) shall be denominated in Dollars. Subject to the terms and conditions of this Agreement, each Letter of Credit shall be subject to any other reasonable requirements for letters of credit normally and customarily imposed by the Lender.

(c)  Letter of Credit Fees.    The Borrower shall pay a fee (the “Letter of Credit Fee”), with respect to each Letter of Credit, in the amount of the Applicable Margin applied to the face amount of such Letter of Credit, payable before such Letter of Credit is issued. The Borrower shall also pay to the Lender such Letter of Credit administrative, amendment and other fees based on the Lender’s standard pricing for such fees, as amended from time to time.

2.17.   Procedure for Issuance and Amendment of Letters of Credit.

(a)  Request for Issuance.    The Borrower may from time to time request, upon at least three (3) Business Days’ notice, the Lender to issue a Letter of Credit by:

(i)  delivering to the Lender a written request to such effect, specifying the date on which such Letter of Credit is to be issued, the expiration date thereof, and the stated amount thereof, and

(ii)  delivering to the Lender an application, in such form as may from time to time be approved by the Lender (the “Letter of Credit Application”), completed to the satisfaction of the Lender, together with such other certificates, documents and other papers and information as the Lender may request.

If all conditions precedent to the issuance of a Letter of Credit are fulfilled, the Lender shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Borrower shall otherwise direct.

(b)  Request for Extension or Increase.    The Borrower may from time to time request the Lender to extend the expiration date of an outstanding Letter of Credit or increase the Letter of Credit Undrawn Availability of such Letter of Credit. Such extension or increase shall for all purposes hereunder be treated as though the Borrower had requested issuance of a replacement Letter of Credit (except only that the Lender may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit).

2.18.   Letter of Credit Drawings and Reimbursements.

The Borrower hereby agrees to reimburse the Lender, by making payment to the Lender in accordance with Section 2.11(a), on the date and in the amount of each payment made by the Lender under any Letter of Credit, upon notice (which may be by telephone) by the Lender to the Borrower of such payment, without further notice, protest or demand, all of which are hereby waived, and an action therefor shall thereupon immediately accrue. To the extent such payment is not timely made, the Borrower hereby agrees to pay to the Lender on demand, interest on any Letter of Credit Unreimbursed Draws for each day from and including the date of such payment by the Lender until reimbursed in full (before and after judgment), in accordance with Section 2.11(b), at the rate per annum set forth in Section 2.11(b).

2.19.   Obligations Absolute.

The payment obligations of the Borrower under Section 2.18 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a)  any lack of validity or enforceability of this Agreement, any Letter of Credit or any other Loan Document;

(b)  the existence of any claim, set-off, defense or other right which Borrower or any other Person may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(c)  any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, unless payment by the Lender under such circumstances results solely from the gross negligence or willful misconduct of the Lender;

(d)  payment by the Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, or payment by the Lender under the Letter of Credit in any other circumstances in which conditions to payment are not met, except any such payment resulting solely from the gross negligence or willful misconduct of the Lender; or

(e)  any other event, condition or circumstance whatever, whether or not similar to any of the foregoing.

The Borrower bears the risk of, and neither the Lender nor any of its directors, officers, employees or Lenders shall be liable or responsible for any of, the foregoing matters, the use which may be made of any Letter of Credit, or acts or omissions of the beneficiary or any transferee in connection therewith.

2.20.   Further Assurances.

The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Lender more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder.

2.21.   Letter of Credit Applications.

The representations, warranties and covenants by the Borrower under, and rights and remedies of the Lender under, any Letter of Credit application (a “Letter of Credit Application”) relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrower under, and rights and remedies of the Lender under, this

Agreement, the Loan Documents, and applicable Law. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Application, this Agreement shall prevail.

3.   REPRESENTATIONS AND WARRANTIES.

To induce the Lender to enter into this Agreement, the Credit Parties represent, warrant, covenant and agree as follows:

3.1.   Corporate Existence and Qualification.

Each of the Borrower and the Subsidiary Guarantors is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all corporate power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as it may reasonably be expected in the future to be conducted. Each of the Borrower and the Subsidiary Guarantors is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 3.1 states as of the date hereof the jurisdictions where the character of the properties owned or leased by each of the Borrower and the Subsidiary Guarantors or the nature of its business makes qualification to do business as a foreign corporation necessary.

3.2.   Authority: Noncontravention.

The execution, delivery and performance of the obligations of the Credit Parties set forth in this Agreement, the Notes and the other Loan Documents (a) have been duly authorized by all necessary corporate and/or stockholder action; (b) do not require the consent of any Governmental Authority; (c) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Articles of Incorporation or Bylaws, any material indenture, instrument, agreement or other undertaking to which any Credit Party is a party or by which any Credit Party is bound, or any order or regulation of any Governmental Authority; and (d) except as provided for in this Agreement, result in the creation of a Lien upon any of the properties or assets of any Credit Party. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of the Credit Parties, enforceable against the Credit Parties in accordance with their respective terms.

3.3.   Financial Position: Solvency.

(a)  The Borrower has heretofore furnished to the Lender consolidated and consolidating balance sheets as of December 31, 2000 and the related consolidated and consolidating statements of income, cash flows and changes in stockholders’ equity for the fiscal year then ended, as reported on by Ernst & Young, independent certified public accountant. Such financial statements (including the notes thereto) present fairly in all material respects the financial condition of the Borrower as of the end of such fiscal year and the results of its operations and cash flows for the fiscal year then ended, all in conformity with GAAP.

(b)  The Borrower has heretofore furnished to the Lender unaudited interim consolidated and consolidating balance sheets as of June 30, 2001, together with the related consolidated and consolidating statements of income and cash flows for the applicable calendar periods ending on such date. Such financial statements present fairly in all material respects the financial condition of the Borrower as of the end of such period and the results of its operations and its cash flows for the period then ended, all in conformity with GAAP, subject to normal and recurring year-end audit adjustments and the lack of complete footnotes.

(c)  There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole since the date of the June 30, 2001 financial statements.

(d)  On and as of the Closing Date and after giving effect to all Loans and other obligations and liabilities being incurred on such date in connection therewith, and on the date of each subsequent Loan or other extension of credit hereunder and after giving effect to the application of the proceeds thereof in accordance with the terms of the Loan Documents, the Borrower is and will be Solvent.

3.4.   Payment of Taxes.

Each of the Borrower and its Subsidiaries has filed all tax returns and reports required to be filed by it with the United States Government and/or with all state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Lender’s interests in any part of the Collateral.

3.5.   Accuracy of Submitted Information; Omissions.

As of the date furnished, all documents, certificates, information, materials and financial statements furnished or to be furnished to the Lender pursuant to the Agreement or otherwise in connection with a Loan or Letter of Credit (a) are true and correct in all material respects; (b) do not contain any untrue statement of a material fact; and (c) do not omit any material fact necessary to make the statements contained therein or herein not, in light of the circumstances under which they were made, misleading; it being understood that projections are merely reasonable estimates of future events, and are subject to uncertainties and that actual results during the period covered by the projections may differ from the projected results.

3.6.   Government Contracts.

No notice of suspension, debarment or termination for default has been received by any Credit Party and no cure notice (other than any immaterial cure notice under any GSA contract) has been received by any Credit Party in connection with any Government Contract currently in effect or other contract currently in effect pursuant to which any Credit Party is directly or indirectly acting as a subcontractor under or in connection with a Government Contract. All Government Contracts and all other contracts which constitute Material Contracts are listed on Schedule 3.6 attached hereto.

3.7.   No Defaults or Liabilities.

Neither the Borrower nor any of its Subsidiaries is in default in the performance of any obligation, covenant or condition contained in any Material Contract to which it is a party.

3.8.   No Violations of Law.

Neither the Borrower nor any of its Subsidiaries is in material violation of any applicable Laws; neither the Borrower nor any of its Subsidiaries has failed to obtain any material license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each of the Borrower and its Subsidiaries has conducted its business and operation in compliance in all material respects with all applicable Laws.

3.9.   Litigation and Proceedings.

Except for the matters set forth on Schedule 3.9 attached hereto, no action, suit or proceeding against or affecting the Borrower or any of its Subsidiaries is presently pending, or to the knowledge of any Credit Party threatened, in any court, before any Governmental Authority, which involves the possibility of any judgment or liability in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) and not fully covered by insurance and no Credit Party is aware of any existing basis for any such action, suit or proceeding. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree of any Governmental Authority.

3.10.   Fiscal Year.

The Borrower’s fiscal year ends on December 31.

3.11.   Pension Plans.

(a)  The present value of all benefits vested under all “employee pension benefit plans” as such term is defined in Section 3(2) of ERISA, from time to time maintained by the Borrower (individually, a “Pension Plan” and collectively, the “Pension Plans”) did not, as of December 31, 2000, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

(b)  No Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by Section 406 of ERISA or no Pension Plan or trust created thereunder has been terminated, and there has been no non-exempt “prohibited transaction” as such term is defined in Section 4975 of the Code, which could have a Material Adverse Effect;

(c)  There have been no “Reportable Events” (as that term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any Pension Plan or trust created thereunder after June 30, 1974; and

(d)  No Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA.

3.12.   O.S.H.A. and Environmental Compliance.

(a)  Each of the Borrower and its Subsidiaries has duly complied in all material respects with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act (“O.S.H.A.”), the Environmental Protection Act, RCRA and all other Environmental Laws where noncompliance with such Environmental Laws could result in a Material Adverse Effect; and there have been no citations, notices, notifications or orders of any such non-compliance issued to the Borrower or any of its Subsidiaries or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

(b)  Each of the Borrower and its Subsidiaries has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, unless the failure to obtain any such license, certificate or permit would not have a Material Adverse Effect; and

(c)  (i) There are no visible signs of releases, spills, discharges, leaks or disposal collectively (referred to herein as “Releases”) of Hazardous Substances at, upon, under or within any real property owned or any premises leased by the Borrower or any of its Subsidiaries, (ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned or any premises leased by the Borrower or any of its Subsidiaries (except for storage tanks and polychlorinated biphenyls which exist and are maintained in compliance with applicable Environmental Laws, rules and regulations); (iii) to the knowledge of the Borrower, no real property owned or premises leased by the Borrower or any of its Subsidiaries has ever been used as a treatment, storage or disposal facility for Hazardous Waste (except for such use as could not reasonably be expected to result in material liability for the Borrower or any of its Subsidiaries) and (iv) no Hazardous Substances are present on any real property owned or any premises leased by the Borrower or any of its Subsidiaries, except for such quantities of Hazardous Substances as are handled in all material respects in accordance with all applicable manufacturer’s instructions and governmental regulations, and as are necessary for the operation of the business of the Borrower and its Subsidiaries. Each of the Borrower and its Subsidiaries, for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Lender from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys’ fees, arising from or in connection with (A) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of the Borrower or any of its Subsidiaries (including, without limitation, any property or premises now or hereafter owned or leased by the Borrower or any of its Subsidiaries), or which is caused by or results from, directly or indirectly, any act or omission to act by the Borrower or any of its Subsidiaries; and (B) the Borrower’s or any of its Subsidiaries’ violation of any Environmental Law.

3.13.   Intellectual Property.

All patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, tradenames, trade secrets and licenses material for the conduct of the business of the Borrower and its Subsidiaries owned by each of the Borrower and its Subsidiaries, are valid and are listed on Schedule 3.13; there is no objection or pending challenge to the validity of any such patent, trademark, copyright, tradename, trade secret or license, except where such invalidity would not have a Material Adverse Effect; the Borrower is not aware of any grounds for any such challenge or objection thereto; except as hereafter may be disclosed to the Lender in writing, neither the Borrower nor any of its Subsidiaries pays a royalty to anyone in connection with any patent, trademark, copyright, tradename, trade secret or license; and each of the Borrower and its Subsidiaries has the right to bring legal action for the infringement of any such patent, trademark, copyright, tradename, trade secret or license.

3.14.   Existing or Pending Defaults; Material Contracts.

Except as set forth on Schedule 3.14 attached hereto, the Borrower is not aware of any condition, act, event or occurrence that would or reasonably could prejudice the Lender’s rights in connection with any Material Contract, including, without limitation, any pending or threatened suspension, debarment or other governmental action or proceeding, any pending or threatened litigation, and any other legal or administrative proceeding or investigation pending or threatened against the Borrower or any of its Subsidiaries in connection with any Material Contract.

3.16.   Office Locations: Leases.

Each of the Borrower and its Subsidiaries has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including all property reflected in the most recent audited balance sheet referred to in Section 3.3 or submitted pursuant to Section 5.1(a), as the case may be (except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet), in each case free and clear of all Liens, other than Permitted Liens.

3.16.   Office Locations: Leases.

All office and other locations of the Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 3.16 attached hereto. All material leases and other agreements under which the Borrower or any of its Subsidiaries is the lessee are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the respective parties thereto. All necessary governmental approvals, if any, have been obtained for each such material lease or agreement, and there have been no threatened cancellations thereof or outstanding material disputes with respect thereto.

3.17.  Labor Relations.

There are no strikes, work stoppages, grievance proceedings, union organization efforts or other controversies pending, or to the Borrower’s knowledge threatened or reasonably anticipated, between the Borrower or any of its Subsidiaries and any union or other collective bargaining unit representing any employee of the Borrower or any of its Subsidiaries. Each of the Borrower and its Subsidiaries has complied and is in compliance with all applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorizations, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know. Except as set forth on Schedule 3.17, there are, as of the date hereof, no collective bargaining agreements or employment agreements between the Borrower or any of its Subsidiaries and any of its employees or professional services agreements not terminable at will. To the best of the knowledge of the Borrower, neither the

Borrower nor any of its Subsidiaries is the subject of any union organizational activities relating to its business or assets. The consummation of the transactions contemplated hereby will not cause the Borrower or any of its Subsidiaries to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any person or entity.

3.18.   Absence of Undisclosed Liabilities.

Neither the Borrower nor any of its Subsidiaries has any liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments or that has, or would be likely to have, a Material Adverse Effect, except (a) as disclosed in the financial statements referred to in Section 3.3 and (b) liabilities, obligations, commitments and losses incurred after June 30, 2001, in the ordinary course of business and consistent with past practices.

3.19.   Subsidiaries.

As of the date hereof, the Borrower has no Subsidiaries or owns interests in no other Person, except those set forth on Schedule 3.19. The Subsidiaries identified on Schedule 3.19 as inactive have no assets, no liabilities, no employees and transact no business.

3.20.   Intentionally Deleted.

3.21.   Intentionally Deleted.

3.22.   Margin Regulations.

Except as permitted by Section 6.6(d) hereof (i) no part of the proceeds of any Loan hereunder will be used for the purpose of buying or carrying any “margin stock,” as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, or to extend credit to others for the purpose of buying or carrying any “margin stock” and (ii) the Borrower owns no “margin stock.” The Borrower is not engaged in the business of extending credit to others for the purpose of buying or carrying “margin stock.” Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation G. T. U or X of the Board of Governors of the Federal Reserve System. as amended from time to time.

3.23.   Survival of Representation and Warranties.

All representations and warranties made herein shall survive the making of the Loans, and (except for (i) such representations and warranties as expressly relate to an earlier date and (ii) such representations and warranties as may have changed since the Closing Date, if the Lender has received notice of such change and such change is acceptable to the Lender) shall be deemed remade as of the date of each request for an advance or readvance of any Loan proceeds or for the issuance or amendment or renewal of any Letter of Credit.

4.   CONDITIONS OF LENDING.

4.1.   Conditions to Initial Loans.

The obligation of the Lender to make any Loans on the Closing Date and to issue any Letter of Credit on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or issuance of such Letter of Credit, of the following conditions precedent, in addition to the conditions precedent set forth in Section 4.2:

(a)  Agreement; Notes.    The Lender shall have received an executed counterpart of this Agreement, duly executed by the Credit Parties, and an executed Revolving Credit Facility Note and Term Loan Note, each conforming to the requirements hereof and duly executed on behalf of the Borrower.

(b)  Security Agreement.    The Lender shall have received the following, each of which shall be in form and substance satisfactory to the Lender:

(i)  Executed copies of the Security Agreement, duly executed on behalf of the Credit Parties, in substantially the form of Exhibit E (as amended, modified or supplemented from time to time, the “Security Agreement”);

(ii)  Evidence of the completion of all recordings and filings of or with respect to, and of all other actions with respect to, the Security Agreement as may be necessary or, in the opinion of the Lender, desirable to create or perfect the Liens created or intended by the parties to be created by the Security Agreement as valid, continuing and perfected Liens in favor of the Lender securing the Obligations, prior to all other Liens and evidence of the payment of any necessary fee, tax or expense relating to such recording or filing (including any filing with any United States Federal Governmental Authority as may be required by the Assignment of Claims Act);

(iii)  Evidence of the insurance required by the terms of the Security Agreement, containing the endorsements required by such Security Agreement and this Agreement; and

(iv)  A contemporaneous search of UCC, tax, judgment and litigation dockets and records and other appropriate registers shall have revealed no filings or recordings in effect with respect to the Collateral, except Permitted Liens (it being understood that such acceptance does not limit the obligations of the Credit Parties with respect to the priority of the Liens in favor of the Lender), and the Lender shall have received a copy of the search reports received as a result of the search and of the acknowledgment copies of the financing statements or other instruments required to be filed or recorded pursuant to this subsection bearing evidence of the recording of such statements or instruments at each of such filing or recording places.

(c)  Pledge Agreement.    The Lender shall have received (i) executed copies of the Pledge Agreement in substantially the form of Exhibit F (as amended, modified and supplemented from time to time, the “Pledge Agreement”); and (ii) all stock certificates evidencing the stock pledged to the Lender pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto.

(d)  Guaranties.    The Lender shall have received the Guaranties in substantially the form of Exhibit G-1 (the “Subsidiary Guaranty”) and Exhibit G-2 (the “Individual Guaranties”) (together, as amended, modified and supplemented from time to time, the “Guaranties”), executed and delivered by the Subsidiary Guarantors and each of the Individual Guarantors, respectively.

(e)  Subordination Agreements.    The Lender shall have received executed copies of the Subordination Agreements in substantially the from of Exhibit H (as amended, modified and supplemented from time to time, the “Subordination Agreements”).

(f)  Acquisition of Analex Corporation.    The Lender shall be satisfied with the final terms and conditions of, and the documentation relating to, the acquisition of Analex Corporation by the Borrower.

(g)  Capitalization.    The capital structure of the Borrower and its Subsidiaries and the terms, conditions, amounts and holders of all equity, debt and other indebtedness, obligations and liabilities of each of them, shall be satisfactory to the Lender.

(h)  Cash Management.    The Lender shall have received such evidence as it shall have requested as to the Borrower’s satisfaction of the covenants set forth in Section 5.12.

(i)  Corporate Proceedings.    The Lender shall have received certificates by the Secretary or Assistant Secretary of each Credit Party dated as of the Closing Date as to (i) true copies of the articles of incorporation and by-laws of each Credit Party in effect on such date (which, in the case of articles of incorporation, shall be certified to be true, correct and complete by the Secretary of State or other Governmental Authority in each Credit

Party’s jurisdiction of incorporation not more than thirty (30) days before the Closing Date), (ii) true copies of all corporate action taken by each Credit Party relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of each Credit Party executing this Agreement and the other Loan Documents to which such Credit Party is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Lender shall have received certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than thirty (30) days before the Closing Date showing the good standing of each Credit Party in its state of incorporation and each state listed on Schedule 3.1 hereto.

(j)  Insurance.    The Lender shall have received evidence satisfactory to it that the insurance policies required by this Agreement and the other Loan Documents have been obtained, containing the endorsements required hereby and thereby.

(k)  Litigation.    There shall not be pending or threatened any action, suit, proceeding or investigation by or before any Governmental Authority which would, if determined adversely, have a Material Adverse Effect.

(l)  Compliance Certificate.    The Lender shall have received a Compliance Certificate in substantially the form set forth as Exhibit I, duly completed and signed by a Responsible Officer of the Borrower.

(m)  Financial Statements.    The Lender shall have received (i) audited consolidated and consolidating financial statements of the Borrower (including a balance sheet and statements of income, cash flows and changes in stockholders’ equity) for the fiscal years ended June 30, 1998, June 30, 1999, June 30, 2000 and December 31, 2000, (ii) unaudited consolidated and consolidating financial statements of the Borrower (including a balance sheet and statements of income and cash flows) for the six month period ended June 30, 2001, (iii) financial statements of the Individual Guarantors satisfactory to the Lender and (iv) such other financial information as the Lender may request, all of which shall be satisfactory to the Lender.

(n)  Field Examination.    The Lender shall have conducted a field examination of the Borrower satisfactory to the Lender and its legal counsel, including an examination of matters relating to litigation, taxes, labor and human resources, insurance, pension liabilities, owned and leased real estate, material contracts, debt agreements and environmental risk, and an audit of accounts receivable, inventory, accounts payable and financial controls and systems.

(o)  Working Capital.    The Lender shall be satisfied that the Borrower will have sufficient working capital. Without limiting the foregoing, after the

Lender has made the Loans to consummate the acquisition of Analex Corporation on the Closing Date, the difference between (i) the Revolving Credit Facility Available Amount and (ii) the aggregate principal amount of all Revolving Credit Facility Loans and all Letter of Credit Obligations, shall be at least One Million and 00/100 Dollars ($1,000,000.00).

(p)  Contract Status Backlog Report.    The Lender shall have received a contract status backlog report prepared as of September 30, 2001.

(q)  Legal Opinion of Counsel to the Borrower.    The Lender shall have received an opinion addressed to the Lender, dated the Closing Date, of Holland & Knight, counsel to the Borrower, in form and substance satisfactory to the Lender.

(r)  Officers’ Certificates.    The Lender shall have received certificates from such officers of the Credit Parties as to such matters as the Lender may reasonably request.

(s)  Fees, Expenses, etc.    All fees and other compensation required to be paid to the Lender pursuant hereto on or prior to the Closing Date shall have been paid or received, including the Seventy-Five Thousand and 00/100 Dollars ($75,000.00) origination fee required by Section 2.3(c).

(t)  Borrowing Base Certificate.    The Lender shall have received a Borrowing Base/Non-Default Certificate reflecting the Borrowing Base as of September 30, 2001.

(u)  No Material Adverse Change, etc.    No material adverse change shall have occurred in the business, operations, assets, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries since June 30, 2001.

(v)  Additional Matters.    The Lender shall have received such other certificates, opinions, documents and instruments as may be reasonably requested by the Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Lender in its reasonable discretion.

4.2.   Conditions to All Loans.

The obligation of the Lender to make any Loan and the obligation of the Lender to issue any Letter of Credit is subject to performance by the Credit Parties of their obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan or issuance of such Letter of Credit, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

(a)  Notice.    Appropriate notice of such Loan or Letter of Credit shall have been given by the Borrower as provided in Article 2 (except in the case of a Revolving Credit Facility Loan made in accordance with the Autoborrow Service Agreement).

(b)  Representations and Warranties.    Each of the representations and warranties made herein and in each other Loan Document (except for (i) such representations and warranties as expressly relate to an earlier date and (ii) such representations and warranties as may have changed since the Closing Date, if the Lender has received notice of such change and such change is acceptable to the Lender) shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the Loans or Letters of Credit requested to be made or issued on such date.

(c)  No Defaults.    No Default shall have occurred and be continuing on such date or after giving effect to the Loans or Letters of Credit requested to be made or issued on such date.

(d)  No Material Adverse Change.    No material adverse change shall have occurred in the business, assets, properties, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries since the Closing Date.

(e)  Regulation U.    If at the time the Borrower owns any “margin stock,” the Borrower shall deliver Form U-1 and take all steps necessary to comply with Regulation U.

Each request by the Borrower for any Loan or Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.2 have been satisfied as of the date of such request. Failure of the Lender to receive notice from the Borrower to the contrary before such Loan is made or Letter of Credit issued shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.2 have been satisfied as of the date such Loan is made or such Letter of Credit issued.

5.   AFFIRMATIVE COVENANTS.

Each Credit Party hereby covenants to the Lender as follows:

5.1.   Basic Reporting Requirements.

(a)  Annual Audit Reports.    As soon as practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year, the Borrower shall furnish to the Lender consolidated and consolidating statements of income, cash flows and changes in stockholders’ equity of the Borrower for such fiscal year and a consolidated and consolidating balance sheet of the Borrower as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding calendar year. Such financial statements shall be accompanied by an opinion of independent certified public accountants of recognized national standing selected by the Borrower and satisfactory to the Lender. Such opinion shall be free of exceptions or qualifications not acceptable to the Lender and in any event shall be free of any exception or qualification which is of “going concern” or like nature or which relates to a limited scope of examination. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with GAAP and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly in all material respects the financial position of the Borrower as of the end of such fiscal year and the results of its operations and its cash flows and changes in stockholders’ equity for such fiscal year, in conformity with GAAP.

(b)  Quarterly Consolidated and Consolidating Reports.    As soon as practicable, and in any event within forty-five (45) days after the close of each fiscal quarter of each fiscal year, the Borrower shall furnish to the Lender unaudited consolidated and consolidating statements of income and cash flows of the Borrower for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited consolidated and consolidating balance sheet of the Borrower as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year. Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial position of the Borrower as of the end of such fiscal quarter and the results of its operations and its cash flows for such fiscal quarter, in conformity with GAAP (but without physical inventory), subject to normal and recurring year-end audit adjustments and the lack of complete footnotes.

(c)  Intentionally Deleted.

(d)  Intentionally Deleted.

(e)  Compliance Certificates.    At the same time the financial statements required by Section 5.1(a) and Section 5.1(b) are furnished to the Lender, the Borrower shall deliver to the Lender a Compliance Certificate in substantially the form set forth as Exhibit I, duly completed and signed by a Responsible Officer of the Borrower.

(f)  Borrowing Base/Non-Default Certificates.    The Borrower shall provide Borrowing Base/Non-Default Certificates in accordance with Section

2.15(b), and at such time, the Borrower shall also deliver to the Lender a corresponding billed and unbilled accounts receivable aging report.

(g)  Certain Other Reports and Information.

(i)  Promptly upon their becoming available, and in any event within forty-five (45) days following the end of each calendar quarter, the Borrower shall deliver to the Lender a contract status backlog report prepared as of the last day of such quarter.

(ii)  The Borrower shall deliver to the Lender, within thirty (30) days of issuance, all accountants’ management letters (including a management letter stamped “draft”) pertaining to, all other reports submitted by accountants in connection with any audit of, and all other reports from outside accountants with respect to, the Borrower and its Subsidiaries (and, in any event, any independent auditors’ annual management letters, if issued, will be delivered to the Lender concurrently with the financial statements referred to in subsection (a) of this Section 5.1).

(iii)  The Borrower shall cause each of Gerald R. McNichols and J. Richard Knop to deliver to the Lender, within one hundred twenty (120) days following the end of each calendar year, a personal financial statement in form and substance satisfactory to the Lender.

(iv)  The Borrower shall cause each of Gerald R. McNichols and J. Richard Knop to deliver to the Lender, within fifteen (15) days after filing, a copy of his federal income tax return.

(v)  The Borrower shall cause each of Gerald R. McNichols and J. Richard Knop to deliver to the Lender, within forty-five (45) days following the end of each calendar quarter, a statement of investments as of the end of such quarter.

(h)  Further Information.    The Borrower will promptly furnish to the Lender such other information and in such form as the Lender may reasonably request from time to time.

(i)  Notice of Certain Events.    Promptly upon becoming aware of any of the following, the Borrower shall give the Lender notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower:

(i)  Any Default.

(ii)  Any material adverse change in the business, assets, properties, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries.

(iii)  Any pending action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower (or any such action, suit, proceeding or investigation threatened in writing).

(iv)  Any material violation, breach or default by the Borrower or any of its Subsidiaries of or under any agreement or instrument material to its business, assets, properties, operations, condition, financial or otherwise (it being expressly understood and agreed that the Borrower need not provide notice to the Lender pursuant to this Section 5.1(i)(iv) of the termination of any such agreement or instrument in accordance with its terms).

(v)  Any Pension-Related Event. Such notice shall be accompanied by: (A) a copy of any notice, request, return, petition or other document received by the Borrower or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including the Internal Revenue Service, the PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (B) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and the most recent actuarial valuation report, for such Plan.

(vi)  (A) Any Environmental Claim made or threatened in writing against the Borrower or any of its Environmental Affiliates, or (B) the Borrower’s becoming aware of any past or present acts, omissions, events or circumstances (including any dumping, leaking, disposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by the Borrower, its Subsidiaries or any of their respective Environmental Affiliates) which could form the basis of any such Environmental Claim, which Environmental Claim, in the case of either clause (A) or (B), if adversely resolved, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(j)  Visitation; Verification.    The Borrower and its Subsidiaries shall permit such Persons as the Lender may designate from time to time to visit and inspect any of the properties of the Borrower and its Subsidiaries to examine their respective books and records and take copies and extracts therefrom and to discuss their affairs with their directors, officers, employees and independent accountants at such times and as often as the Lender may reasonably request; provided that prior to the occurrence and continuation of an Event of Default, (i) the Lender shall provide at least two days’ prior advance notice to the Borrower of its intention to visit or inspect any of the properties of the Borrower and its Subsidiaries; and (ii) all such visits or inspections shall be conducted during the normal business hours of the Borrower and without undue interference with the conduct of the Borrower’s business. Prior to the occurrence and continuation of an Event of Default, the Borrower shall reimburse the Lender for actual out-of-pocket costs and expenses of no more than two such visits or inspections in any calendar year; and any additional visits or inspections shall be at the sole cost and expense of the Lender. Following an Event of Default, the Borrower shall reimburse the Lender for all visits or inspections.

The Lender shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Borrower and its Subsidiaries from time to time, and the Borrower shall cooperate with the Lender in such verification. Without limitation of the foregoing, the Borrower hereby authorizes its officers, employees and independent accountants to discuss with the Lender the affairs of the Borrower and its Subsidiaries.

5.2.   Payment of Loan Obligations.

The Credit Parties will duly and punctually pay all sums to be paid to the Lender in accordance with the terms and conditions of the Loan Documents, and will comply with, perform and observe all of the terms thereof.

5.3.   Insurance.

The Borrower shall, and shall cause each of its Subsidiaries to (a) maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, workers compensation, casualties and contingencies and of such types and in such amounts as are customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated and naming the Lender as an additional insured and a loss payee, (b) furnish to the Lender from time to time upon request copies of the policies under which such insurance is issued, original certificates of insurance and such other information relating to such insurance as the Lender may reasonably request, and (c) provide such other insurance and endorsements as are required by this Agreement and the other Loan Documents.

5.4.   Payment of Taxes and Other Potential Charges and Priority Claims.

The Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge

(a)  on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

(b)  on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

(c)  on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Credit Party in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced it need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

5.5.   Preservation of Corporate Status.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain its status as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and to be duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable.

5.6.   Governmental Approvals and Filings.

The Borrower shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Approvals necessary in connection with execution and delivery of this Agreement or any other Loan Document, consummation of the transactions hereon or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

5.7.   Maintenance of Properties.

The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it (and make or cause to be made all needed and proper repairs, renewals, replacements and improvements thereto) which are necessary so that the business carried on in connection therewith may be properly conducted at all times and (b) maintain and hold in full force and effect all franchises, licenses, permits, certificates, authorizations, qualification, accreditations and other rights, consents and approvals (whether issued, made or given by a Governmental Authority or otherwise), necessary to own and operate its properties and to carry on its business as presently conducted and as presently planned to be conducted, except for any failure to comply with any of the foregoing which would not, either individually or in the aggregate, have a Material Adverse Effect.

5.8.   Avoidance of Other Conflicts.

The Borrower shall not, and shall not permit any of its Subsidiaries to, violate or be in conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

(a)  any Law,

(b)  its articles of incorporation or by-laws (or other constituent documents), or

(c)  any agreement or instrument to which it is a party or by which it is a party or by which it or any of its respective properties may be subject or bound,

which violation or conflict, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.   Financial Accounting Practices

The Borrower shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain systems of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b)transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.10.   Use of Proceeds.

The Borrower shall apply the proceeds of all Loans only for the following purposes: (a) on the Closing Date, for the purchase by the Borrower of all of the issued and outstanding stock of Analex Corporation, and (b) in the case of Revolving Credit Facility Loans, by the Borrower for general corporate purposes, and working capital. The Borrower shall not use the proceeds of any Loans directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 3.22, or inconsistent with any other provision of this Agreement or any other Loan Document.

5.11.   Additional Credit Parties.

As soon as practicable and in any event within 30 days after any Person becomes a direct or indirect Subsidiary of the Borrower, the Borrower shall provide the Lender with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit J, (b) cause 100% of the capital stock of such Person to be delivered to the Lender (together with undated stock powers signed in blank) and pledged to the Lender pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Lender and (c) cause such Person to (i) if such Person has any Subsidiaries, (A) deliver 100% of the capital stock of such Subsidiaries (together with undated stock powers signed in blank) to the Lender and (B) execute a pledge agreement in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Lender, and (ii) deliver such other documentation as the Lender may reasonably request in connection with the foregoing, including appropriate UCC-1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Lender.

5.12.   Maintenance of Certain Accounts with Lender.

The Borrower shall maintain all its primary operating accounts, including all depository accounts (time and demand), collection accounts and disbursement accounts, with the Lender.

5.13.   Inactive Subsidiaries.

The Borrower shall cause its Subsidiaries identified on Schedule 3.19 as inactive to be dissolved or merged into a Credit Party (with the Credit Party as the surviving entity in such merger) and shall provide evidence of such dissolution or merger to the Lender within 90 days after the Closing Date.

5.14.   Government Contracts.

Documentation necessary for compliance with the Assignment of Claims Act will be executed and delivered by the appropriate Credit Parties with respect to each Government Contract which constitutes a Material Contract. Such documentation with respect to each Government Contract which constitutes a

Material Contract identified on Schedule 3.6 will be executed and delivered by the appropriate Credit Parties within 60 days after the Closing Date.

5.15.   Landlord Waivers.

Within 45 days after the Closing Date, the Borrower will provide to the Lender, in form and substance satisfactory to the Lender, such estoppel letters, waivers and consents as may be required by the Lender from landlords of each leased location of Collateral.

5.16.   Interest Rate Swap.

Within 30 days after the Closing Date, the Borrower shall have entered into an interest rate protection agreement satisfactory to the Lender for a notional amount of at least $3,000,000 and for a term of at least three years from the Closing Date. The Borrower is not required to enter into such agreement with the Lender.

5.17.   Further Assurances; Additional Requested Information.

The Borrower will provide to the Lender such further assurances and additional information, reports and statements respecting its business, operations, properties and financial condition and respecting its Affiliates and investments, as the Lender may from time to time reasonably request.

6.   NEGATIVE COVENANTS

Each Credit Party hereby covenants to the Lender as follows:

6.1.   Financial Covenants.

The Borrower hereby covenants to the Lender as follows, which covenants shall be based upon the consolidated financial statements of the Borrower:

(a)  Total Funded Debt to EBITDA Ratio.    The Borrower will maintain at all times during the following periods a Total Funded Debt to EBITDA ratio of not greater than the following:

Period	Maximum Total Debt to Ebitda Ratio
Closing Date – 06/30/02	4.0 to 1.0
07/01/02 – thereafter	3.0 to 1.0

(b)  Fixed Charge Coverage Ratio.    The Borrower will maintain at all times during the term of this Agreement a Fixed Charge Coverage Ratio of not less than 1.3 to 1.0.

(c)  Senior Debt to EBITDA Ratio.    The Borrower will maintain at all times during the term of this Agreement a Senior Debt to EBITDA ratio of not greater than the following:

Period	Maximum Senior Debt to Ebitda Ratio
Closing Date – 06/30/02	3.0 to 1.0
07/01/02 – thereafter	2.75 to 1.0

(d)  Net Worth.  The Borrower will maintain at all times during the term of this Agreement Net Worth equal to at least the sum of (i) $9,000,000 and (ii) sixty-five percent (65%) of net income (not to be reduced by net losses) during each fiscal quarter ending March 31, 2002 and thereafter.

The financial covenants referenced in this Section 6.1 shall be calculated and tested on a quarterly basis as of the last day of each quarter, and in the case of subsection (a), (b) and (c) of this Section 6.1, for the four fiscal quarter period then ended. Unless otherwise defined, all financial terms used in this Section 6.1 shall have the meanings attributed to such terms in accordance with GAAP.

6.2.   Intentionally Deleted.

6.3.   Change of Operations.

The Borrower shall not, and shall not permit any of its Subsidiaries to, change the general character of its business as conducted on the date hereof, or engage in any type of business not directly related to such business as presently and normally conducted.

6.4.   Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its property, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (“Permitted Liens”):

(a)  Liens pursuant to the Security Documents in favor of the Lender to secure the Obligations;

(b)  Liens arising from taxes, assessments, charges or claims described in Section 5.4 that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 5.4;

(c)  Deposits or pledges of cash or securities in the ordinary course of business to secure (i) worker’s compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

(d)  Liens securing Indebtedness permitted by Section 6.5(b), provided, however, that such Liens shall only extend to the property financed by the Indebtedness securing the same; and

(e)  Liens existing on the date hereof and specified on Schedule 6.4.

“Permitted Lien” shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law. Nothing in this Section 6.4 shall be construed to limit any other restriction on Liens imposed by the Security Agreement or otherwise in the Loan Documents.

6.5.   Indebtedness and Guaranty Obligations.

The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness or Guaranty Obligations, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

(a)  Indebtedness and Guaranty Obligations to or in favor of the Lender pursuant to this Agreement and the other Loan Documents;

(b)  Indebtedness of the Borrower or any of its Subsidiaries existing on the date hereof and listed in Schedule 6.5 (and extensions, renewals and refinancings thereof on terms no less favorable in any material respect than those existing before such extension, renewal or refinancing);

(c)  Purchase money Indebtedness (including Capitalized Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $500,000 during any fiscal year; (ii) such Indebtedness when incurred shall not exceed the purchase price of the assets(s) financed; and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

(d)  Intercompany Debt.

6.6.   Loans, Advances and Investments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

(a)  Loans and investments existing on the date hereof and listed in Schedule 6.6 (and extensions, renewals and refinancings thereof on terms no less favorable in any material respect than those existing immediately before such extension, renewal or refinancing);

(b)  Receivables owing to the Borrower or any of its Subsidiaries arising from sales of inventory under usual and customary terms in the ordinary course of business;

(c)  Advances to officers and employees of the Borrower to reimburse expenses incurred by such officers and employees in the ordinary course of business;

(d)  Intercompany Debt; and

(e)  Cash Equivalent Investments.

6.7.   Dividends and Related Distributions.

The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except

(a) dividends payable to a Credit Party; and

(b) dividends payable to holders of preferred stock, not to exceed $225,000 during any fiscal year.

6.8.   Sale-Leasebacks.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to remain in effect any transaction to which the Borrower or any of its Subsidiaries is a party involving the sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any property, with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

6.9.   Mergers, Acquisitions, etc.

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) merge with or into or consolidate with any other Person, provided, however, (i) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the surviving corporation, and (ii) any Credit Party (other than the Borrower) may merge or consolidate with any other Credit Party (other than the Borrower), (b) liquidate, wind-up, dissolve or divide, (c) acquire any capital stock (or other equity interest) of any Person or all or any substantial portion of the properties of any going concern or going line of business, or (d) agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

6.10.   Dispositions of Properties.

The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any material part of its properties, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except the Borrower and any of its Subsidiaries may sell inventory in the ordinary course of business, sell or dispose of equipment in the ordinary course of business that is obsolete or no longer useable by or no longer useful to the Borrower or such Subsidiary in its business or sell or exchange any equipment so long as the purpose of such sale or exchange is to acquire replacement items of equipment which are the functional equivalent of the items of equipment so sold or exchanged.

By way of illustration, and without limitation, it is understood that the following are dispositions of property subject to this Section 6.10: any disposition of accounts, chattel paper or general intangibles, with or without recourse. For purposes of this provision, any transaction involving the disposition of properties having a value in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) shall be deemed to be material. Nothing in this Section 6.10 shall be construed to limit any other restriction on dispositions of property imposed by the Security Agreement or otherwise in the Loan Documents.

6.11.   Dealings with Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with (including purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of such Borrower or Subsidiary, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

(a)  Officers and employees of the Borrower and its Subsidiaries may be compensated for services rendered in such capacity to the Borrower and its Subsidiaries; provided that the board of directors of the Borrower or a Subsidiary of the Borrower (including a majority of the directors having no direct or indirect interest in such transaction) approve the same (it being understood that no compensation shall be paid to any director of any Borrower or a Subsidiary of the Borrower for service as a director).

(b)  Other transactions may be entered into with Affiliates in good faith and on terms no less favorable to the Borrower or any such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s-length basis from an unrelated Person, provided that the board of directors of the Borrower or such Subsidiary (including a majority of the directors having no direct or indirect interest in such transaction) approve or ratify such transaction and determine that such terms are no less favorable to the Borrower or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s-length basis from an unrelated Person.

6.12.   Intentionally Deleted.

6.13.   Intentionally Deleted.

6.14.   Limitation on Other Restrictions on Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except the Loan Documents, that would prohibit the grant of any Lien upon any of its properties.

6.15.   Limitation on Other Restrictions on Amendment of the Loan Documents.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except for the Loan Documents, that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents.

7.   DEFAULTS

7.1.   Events of Default.

An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

(a)  Any Credit Party shall fail to pay when due principal of any Loan or any Letter of Credit Reimbursement Obligation.

(b)  Any Credit Party shall fail to pay when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document and such failure shall have continued for a period of three (3) Business Days.

(c)  Any representation or warranty made by any Credit Party in or pursuant to or in connection with this Agreement or any other Loan Document, or any statement made by any Credit Party in any financial statement, certificate, report, exhibit or document furnished by such Credit Party to the Lender pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been false or misleading in any material respect as of the time when made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

(d)  Any Credit Party shall default in the performance or observance of any of the covenants contained in Section 2.15, 5.1(g) or (j), 5.10 or 5.12 or Article 6.

(e)  Any Credit Party shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 5.1 (other than as referred to in subsection (g) or (j)) such default shall have continued for a period of ten (10) days and (ii) in the case of any other default such default shall have continued for a period of thirty (30) days following notice from the Lender.

(f)  Any Cross-Default Event shall occur with respect to Cross-Default Obligations; provided that if a Cross-Default Event would have occurred with respect to a Cross-Default Obligation but for the grant of a waiver or similar indulgence, a Cross-Default Event shall nevertheless be deemed to have occurred if a Credit Party directly or indirectly gave or agreed to give any consideration for such waiver or indulgence (including a reduction in maturity, an increase in rates or the granting of collateral). As used herein, “Cross-Default Obligation” shall mean any Indebtedness or Guaranty Obligation of a Credit Party or any agreement or instrument creating, evidencing or securing such Indebtedness or Guaranty Obligation. As used herein, “Cross-Default Event” with respect to a Cross-Default Obligation shall mean the occurrence of any default, event or condition which causes or which would permit any Person or Persons to cause or which would, with the giving of notice or the passage of time or both, permit any Person or Persons to cause all or any part of such Cross-Default Obligation to become due (by acceleration, mandatory prepayment or repurchase, or otherwise) before its otherwise stated maturity, or failure to pay all or any part of such Cross-Default Obligation at its stated maturity.

(g)  Any Credit Party is in default under any contract or agreement, financial or otherwise, between such Credit Party and any other Person, involving amounts in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), and the other party thereto commences exercise of its rights and remedies under such contract or agreement as a consequence of such default.

(h)  One or more judgments for the payment of money shall have been entered against any one or more of the Credit Parties which judgment or judgments, exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) in the aggregate, and such judgment or judgments shall have remained unvacated, undischarged and unstayed for a period of thirty (30) consecutive days.

(i)  One or more writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the aggregate amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) shall have been issued against any one or more of the Credit Parties or any of their respective properties and shall have remained unvacated, undischarged and unstayed for a period of thirty (30) consecutive days.

(j)  Any Governmental Approval now or hereafter made by or with any Governmental Authority in connection with this Agreement or any other Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, and the Lender shall have determined (which determination shall be conclusive) that such event or condition, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(k)  Any Security Document shall cease to be in full force and effect, or any Lien created or purported to be created in any Collateral pursuant to any Security Document shall fail to be a valid, enforceable and perfected Lien in favor of the Lender securing the Obligations, prior to all other Liens, or the Borrower or any Governmental Authority shall assert any of the foregoing.

(l)  Any Loan Document or term or provision thereof shall cease to be in full force and effect (except in accordance with the express terms of such Loan Document), or any Credit Party or Individual Guarantor shall, or shall purport to, terminate (except in accordance with the terms of such Loan Document), repudiate, declare voidable or void, or otherwise contest the legality, validity, binding effect or enforceability of, any Loan Document or any term or provision thereof, or any obligation or liability of the Borrower thereunder.

(m)  Any one or more Pension-Related Events referred to in subsection (a)(ii), (b) or (e) of the definition of “Pension-Related Event” shall have occurred; or any one or more other Pension-Related Events shall have occurred and the Lender shall determine (which determination shall be conclusive) that such other Pension-Related Events would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(n)  A proceeding shall have been instituted in respect of any Credit Party or Individual Guarantor:

(i) seeking to have an order for relief entered in respect of such Credit Party or Individual Guarantor, or seeking a declaration or entailing a finding that such Credit Party or Individual Guarantor is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Credit Party or Individual Guarantor, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

(ii)  seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Credit Party or Individual Guarantor or for all or any substantial part of its property,

and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of sixty consecutive days.

(o)  Any Credit Party or Individual Guarantor shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.1(n)(i), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.1(n)(ii), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its property; shall dissolve, wind-up, revoke or forfeit its charter or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

(p)  A Change of Control shall have occurred.

(q)  (i) A notice of debarment, notice of suspension or notice of termination for default shall have been issued under any Government Contract; (ii) the Borrower is barred or suspended from contracting with any part of the Government; (iii) a Government investigation shall have been commenced in connection with any Government Contract or the Borrower which could reasonably result in criminal or civil liability, suspension, debarment, or any other adverse administrative action arising by reason of alleged fraud, willful misconduct, neglect, default or other wrongdoing; (iv) the actual termination of any Material Contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing; or (v) a cure notice issued under any Government Contract shall remain uncured beyond (A) the expiration of the time period available to the Borrower pursuant to such Government Contract and/or such cure notice, to cure the noticed default, or (B) the date on which the other contracting party is entitled to exercise its rights and remedies under the Government Contract as a consequence of such default.

(r)  An event shall have occurred which gives the Lender the right or option to terminate any Swap Contract.

(s)  Either Individual Guarantor shall be in default with respect to its covenant to maintain Unencumbered Liquid Assets in accordance with its Individual Guaranty.

(t)  An event or condition shall have occurred which the Lender reasonably believes creates a Material Adverse Effect.

7.2.   Consequences of an Event of Default.

(a)  If an Event of Default specified in any subsection of Section 7.1 (other than subsection (n) and (o)) shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lender shall be under no further obligation to make Loans or issue Letters of Credit hereunder, and the Lender may by notice to the Credit Parties, from time to time do any or all of the following:

(i)  Declare the Commitments terminated, whereupon the Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

(ii)  Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

(iii)  Terminate any Swap Contract or exercise any rights provided thereunder or in connection therewith.

(iv)  Exercise any and all other rights and remedies under this Agreement or the other Loan Documents as the Lender may then have hereunder or thereunder, at law, in equity or otherwise.

(b)  If an Event of Default specified in subsection (n) or (o) of Section 7.1 shall occur or exist, then, in addition to all other rights and remedies which the Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lender shall be under no further obligation to make Loans or issue Letters of Credit, and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

(c)  If an Event of Default shall occur, at the Lender’s request, the Credit Parties shall provide the Lender with cash collateral in the aggregate amount of Letter of Credit Undrawn Availability for all Letters of Credit.

8.   MISCELLANEOUS.

8.1.   Intentionally Deleted.

8.2.   Holidays.

Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

8.3.   Records.

The Lender’s Revolving Credit Facility Committed Amount, the unpaid principal amount of the Loans, Letter of Credit Obligations, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, the Revolving Unused Fee and the Letter of Credit Fee shall at all times be ascertained from the records of the Lender, which shall be conclusive absent manifest error.

8.4.   Amendments and Waivers.

Neither this Agreement nor any other Loan Document may be amended, modified or supplemented except in writing signed by the Lender and the Credit Parties and shall be effective only to the extent set forth in such writing, Any Default waived or consented to in any such waiver, amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Default or impair any right consequent thereto.

8.5.   No Implied Waiver; Cumulative Remedies.

No course of dealing and no delay or failure of the Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lender under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.

8.6.   Notices.

(a)  Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively “notices”) under this Agreement or any other Loan Document shall be in writing (including telecopied communication) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telecopier (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Notices to the Subsidiary Guarantors shall be given by giving such notice to the Borrower at the Borrower’s address. Any such properly given notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telecopy communication, one (1) Business Day after delivery to a nationally-recognized overnight courier, or three (3) Business Days after deposit in the mail.

(b)  The Lender may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of any Credit Party, and the Lender shall not have any duty to verify the identity or authority of any Person giving such notice.

8.7.   Expenses; Taxes; Indemnity.

(a)  The Borrower agrees to pay or cause to be paid and to save the Lender harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including reasonable and documented fees and expenses of outside counsel, including local counsel, auditors, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by the Lender from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) any amendments, modifications, supplements, waivers or consents requested by the Borrower (whether or not ultimately entered into or granted) to this Agreement or any other Loan Document, and (iii) the preservation and, following an Event of Default, enforcement of rights under this Agreement or any other Loan Document (including any such costs or expenses arising from or relating to (A) the creation, perfection or protection of the Lender’s Lien on any Collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any Collateral, including advances for storage, insurance premiums, transportation charges, taxes, filing fees and the like, (C) collection or enforcement of any outstanding Loan or any other amount owing by the Credit Parties hereunder or thereunder by the Lender, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the other Loan Documents).

(b)  The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save the Lender harmless from and against any and all present or future claims. liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

(c)  The Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan or Letter of Credit (and without in any way limiting the generality of the foregoing, including any grant of any Lien on any Collateral or any exercise by the Lender of any of its rights or remedies under this Agreement or any other Loan Document) or any Swap Contract; but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this subsection (c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document or any Swap Contract, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

8.8.   Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

8.9.   Prior Understandings.

This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

8.10.   Duration; Survival.

All representations and warranties of the Credit Parties contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery of, this Agreement or any other Loan Document, any investigation by or knowledge of the Lender, the making of any Loan, or any other event or condition whatever. All covenants and agreements of the Credit Parties contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Credit Parties hereunder or under any other Loan Document to make payments to or indemnify the Lender shall survive the payment in full of all other Obligations, termination of the Borrower’s right to borrow hereunder, the assignment by the Lender of all of its rights and obligations under this Agreement, and all other events and conditions whatever.

8.11.   Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed,

shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

8.12.   Limitation on Payments.

The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of the Lender, and the Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by the Lender.

8.13.   Set-Off.

Each Credit Party hereby agrees that if any Obligation of such Credit Party shall be due and payable (by acceleration or otherwise), and such Credit Party shall fail to pay the same beyond any cure period with respect thereto, the Lender shall have the right, without notice to such Credit Party, to set-off against and to appropriate and apply to such Obligation any indebtedness, liability or obligation of any nature owing to such Credit Party by the Lender, including all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by such Credit Party with the Lender, in each case to the maximum extent permitted by Law. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not the Lender or any other Person shall have given notice or made any demand to such Credit Party or any other Person, whether such indebtedness, obligation or liability owed to such Credit Party is contingent, absolute, matured or unmatured (it being agreed that the Lender may deem such indebtedness, obligation or liability to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender or any other Person. The Lender agrees promptly to notify such Credit Party after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not effect the validity of set-off application. Each Credit Party hereby agrees that any branch, subsidiary or affiliate of the Lender shall have the same rights of set-off as the Lender as provided in this Section 8.13 (regardless of whether such branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of such Credit Party). The rights provided by this Section 8.13 are in addition to all other rights of set-off and banker’s lien and all other rights and remedies which the Lender (or any such branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any other Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or banker’s lien of any such Person.

8.14.   Successors and Assigns; Assignments.

(a)  Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their rights hereunder or interests herein without the prior written consent of all the Lender, and any purported assignment without such consent shall be void.

(b)  Assignments.    The Lender may at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or any portion of its Commitments and Loans owing to it and any Note held by it) to any Person. Upon such assignment, the purchasing Lender shall be a party hereto and shall have the rights and obligations of the Lender hereunder, and the Lender shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an assignment covering all or the remaining portion of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party to this Agreement).

(c)  Financial and Other Information.    The Credit Parties authorize the Lender to disclose to any transferee and any prospective transferee any and all financial and other information in its possession concerning the Credit Parties and affiliates which has been or may be delivered to it by or on behalf of the Credit Parties in connection with this Agreement or any other Loan Document or its credit evaluation of the Credit Parties.

8.15.   Materiality.

Unless the context clearly indicates to the contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Lender.

8.16.   Governing Law; Arbitration: Waiver of Jury Trial; Limitation of Liability.

(a)  Governing Law.

THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

(b)  Arbitration; Jury Trial Waiver.

(i)  THIS PARAGRAPH CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN ANY

CREDIT PARTY AND LENDER, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (I) THIS AGREEMENT (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS); OR (II) ANY DOCUMENT RELATED TO THIS AGREEMENT (COLLECTIVELY A “CLAIM”);

(ii)  AT THE REQUEST OF ANY CREDIT PARTY OR LENDER, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U.S. CODE) (THE “ACT”). THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE;

(iii)  ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE APPLICABLE RULES AND PROCEDURES FOR THE ARBITRATION OF DISPUTES OF JAMS OR ANY SUCCESSOR THEREOF (“JAMS”), AND THE TERMS OF THIS PARAGRAPH. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS PARAGRAPH SHALL CONTROL;

(iv)  THE ARBITRATION SHALL BE ADMINISTERED BY JAMS AND CONDUCTED IN ANY U.S. STATE WHERE REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THIS CREDIT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN THE COMMONWEALTH OF VIRGINIA. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED $5,000,000, UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN 90 DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN 30 DAYS OF THE CLOSE OF THE HEARING. HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL 60 DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED AND ENFORCED;

(v)  THE ARBITRATOR(S) WILL HAVE THE AUTHORITY TO DECIDE WHETHER ANY CLAIM IS BARRED BY THE STATUTE OF LIMITATIONS AND, IF SO, TO DISMISS THE ARBITRATION ON THAT BASIS. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON JAMS UNDER APPLICABLE JAMS RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT;

(vi)  THIS PARAGRAPH DOES NOT LIMIT THE RIGHT OF ANY CREDIT PARTY OR LENDER TO: (I) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (II) INITIATE JUDICIAL OR NONJUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (III) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (IV) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES; AND

(vii)  BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

(c)  Limitation of Liability.

TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY ANY CREDIT PARTY AGAINST THE LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF IT FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY

CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). EACH CREDIT PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement under seal as of the date first above written.

BORROWER: HADRON, INC.

By:	/s/ STERLING E. PHILLIPS, JR. (SEAL)
Sterling E. Phillips, Jr. Chief Executive Officer

ADDRESS FOR NOTICES TO BORROWER AND SUBSIDIARY GUARANTORS: 5904 Richmond Highway Suite 300 Alexandria, Virginia 22303

Tel: 703-329-9400
Fax: 703-329-8187

SUBSIDIARY GUARANTORS: ADVANCED BIOSYSTEMS, INC.

By:	/s/ STERLING E. PHILLIPS, JR. (SEAL)
Sterling E. Phillips, Jr. Chief Executive Officer

AVENUE TECHNOLOGIES, INC.

By:	/s/ STERLING E. PHILLIPS, JR. (SEAL)
Sterling E. Phillips, Jr. Chief Executive Officer

ENGINEERING AND INFORMATION SERVICES, INC.

By:	/s/ STERLING E. PHILLIPS, JR. (SEAL)
Sterling E. Phillips, Jr. Chief Executive Officer

SYCOM SERVICES, INC.

By:	/s/ STERLING E. PHILLIPS, JR. (SEAL)
Sterling E. Phillips, Jr. Chief Executive Officer

VAIL RESEARCH AND TECHNOLOGY CORPORATION

By:	/s/ STERLING E. PHILLIPS, JR. (SEAL)
Sterling E. Phillips, Jr. Chief Executive Officer

HADRON ACQUISITION CORP.

By:	/s/ STERLING E. PHILLIPS, JR. (SEAL)
Sterling E. Phillips, Jr. Chief Executive Officer

LENDER: BANK OF AMERICA, N.A.

By:	/s/ ELAINE EATON (SEAL)
Elaine Eaton Senior Vice President

ADDRESS FOR NOTICES TO LENDER: 8300 Greensboro Drive Suite 550 McLean, Virginia 22102 Attn: Commercial Banking
Tel: 703-761-8567
Fax: 703-761-8246

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	—	Form of Revolving Credit Facility Note

EXHIBIT B	—	Form of Term Loan Note

EXHIBIT C	—	Pricing Grid

EXHIBIT D	—	Form of Borrowing Base/Non-Default Certificates

EXHIBIT E	—	Form of Security Agreement

EXHIBIT F	—	Form of Pledge Agreement

EXHIBIT G-1	—	Form of Individual Guaranty

EXHIBIT G-2	—	Form of Subsidiary Guaranty

EXHIBIT H	—	Form of Subordination Agreement

EXHIBIT I	—	Form of Compliance Certificate

EXHIBIT J	—	Form of Joinder Agreement

SCHEDULES

SCHEDULE 3.1	—	Corporate Existence and Qualification

SCHEDULE 3.6	—	Government Contracts

SCHEDULE 3.9	—	Litigation and Proceedings

SCHEDULE 3.13	—	Intellectual Property

SCHEDULE 3.14	—	Existing and Pending Defaults

SCHEDULE 3.16	—	Office Locations; Leases

SCHEDULE 3.17	—	Labor Relations

SCHEDULE 3.19	—	Subsidiaries

SCHEDULE 6.4	—	Liens

SCHEDULE 6.5	—	Indebtedness

SCHEDULE 6.6	—	Loans, Advances and Investments